Exhibit 23.2

ACCOUNTANT’S CONSENT

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Amendment No. 1 to the Registration Statement on Form S-2 to be filed with the Securities and Exchange Commission on or about February 23, 2004, of our report dated October 30, 2003, accompanying the consolidated financial statements of Peoples Community Bancorp, Inc. (the “Company”), which is included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2003.  We consent to the use of our name as it appears in the section captioned “Experts.”

/s/ Grant Thornton LLP

Cincinnati, Ohio
February 23, 2004